Portions herein identified by ** have
been omitted pursuant to a request for
confidential treatment and have been
filed separately with the Commission
pursuant to Rule 24b-2 of the Exchange
Act of 1934, as amended.

AMENDED & RESTATED LICENSE AND DEVELOPMENT AGREEMENT\

By

and

Between

** and

FIDOPHARM, INC.

TABLE OF CONTENTS
(continued)

Page

	8.3	Regulatory Cooperation	10
	8.4	Compliance with Laws	11

9.	CONFIDENTIALITY		11

	9.1	Confidentiality; Nondisclosure; Nonuse	11
	9.2	Exception to Confidential Information	11
	9.3	Notification of Mandatory Disclosure	12
	9.4	Patent Application Filing	12
	9.5	Permitted Disclosure to Third Parties	12

10.	INDEMNIFICATION AND INSURANCE		12

	10.1	** Indemnification Obligations	12
	10.2	Fidopharm’s Indemnification Obligations	12
	10.3	Indemnification Procedure	13
	10.4	Insurance	13

11.	TERM AND TERMINATION		13

	11.1	Term	13
	11.2	Termination by Fidopharm	13
	11.3	Termination for Breach	14
	11.4	Termination for Bankruptcy, etc	14
	11.5	Termination for Failure	14
	11.6	Effect of Expiration or Termination.	15

12.	INJUNCTIVE RELIEF AND DISPUTE RESOLUTION		15

	12.1	Equitable Relief	15
	12.2	Dispute Resolution	15

13.	MISCELLANEOUS		16

	13.1	Force Majeure	16
	13.2	Further Assurances	16
	13.3	Assignment	16
	13.4	Choice of Law	16
	13.5	Notices	16
	13.6	Entire Agreement	17
	13.7	Amendments; Waivers	17
	13.8	Severability	17
	13.9	Independent Contractors	17
	13.10	Counterparts	17
	13.11	Headings	17

ii

AMENDED & RESTATED LICENSE AND DEVELOPMENT AGREEMENT

THIS AMENDED & RESTATED LICENSE AND DEVELOPMENT AGREEMENT (“Agreement”) is made as of this 22nd day of April 2008 (“Effective Date”), by and between: **, a company having offices at **(“**”), and Fidopharm, Inc., a company having offices 777 Township Line Road, Suite 170, Yardley, Pennsylvania 19067 (“Fidopharm”). Fidopharm and **are together referred to as “Parties” and individually as a “Party”.

RECITALS

WHEREAS, **is developing ACI-based products for manufacture and commercialization for veterinary or animal application uses.

WHEREAS, the largest market in the world for ACI-based products for veterinary or animal application uses is the United States.

WHEREAS, the Parties agree that Fidopharm has the requisite expertise and infrastructure to register and commercialize veterinary products in the United States.

WHEREAS, **desires to grant Fidopharm an exclusive license to use its know-how and under its patent rights to, use, make, have made, market, offer for sale, import or export and sell ACI-based products for veterinary or animal application use in the United States, and Fidopharm desires to obtain such license.

AND WHEREAS, **shall cause the JV to execute a supply agreement contemporaneously with the execution of this Agreement providing for the exclusive supply of Products to Fidopharm for sale and distribution in the Territory.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

As used herein, the following terms shall have the respective meanings set forth below:

1.1 “ACI” means (a) Active A and/or (b) Active B.

1.2 “Active A” shall have the meaning on Schedule 1.

1.3 “Active B” shall have the meaning on Schedule 1.

1.4 “Affiliate” means any individual, corporation, company, partnership, trust, limited liability company, association or other business entity (“Person”) which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean, as to any Person, (a) direct or indirect ownership of fifty percent (50%) or more of the voting interests or other ownership interests in the Person in question (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction); (b) direct or indirect ownership of fifty percent (50%) or more of the interest in the income of the Person in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, the owners of preferred stock (or common stock issued upon conversion thereof) of a Party such as financial institutions, venture capital funds and private equity investors will not be its “Affiliates” for purposes of this Agreement.

1.5 “Commercial Sale” means sale of Products by Fidopharm or its Affiliates to a Third Party in the Territory, other than distribution in connection with clinical trials of Products conducted by Fidopharm.

1.6 “Confidential Information” means all secret or confidential proprietary information or data of a Party provided in written, oral, graphic, video, computer, electronic or other form to the other Party.

1.7 “Controlled” means, with respect to any intellectual property right or other intangible property, the possession by license or ownership by a Party (or by an Affiliate) to grant to the other Party access or a license or sublicense as provided herein without violating the terms of any written contract with any Third Party.

1.8 “Development” means research and chemical development activities, including without limitation toxicology, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, efficacy studies, product performance studies, environmental impact studies, manufacturing process development and scale-up, regulatory affairs, and product approval and regulatory activities other than filing for and seeking Product Registrations.

1.9 “Field” means any and all veterinary or animal application uses.

1.10 “JV” means ** Limited, which shall be the entity responsible for supplying Products to Fidopharm.

1.11 “Know-How” means any proprietary technical or other information relating to Products and the make, use or sale of Products, including technology, experience, formulae, concepts, discoveries, trade secrets, inventions, modifications, improvements, data (including all chemical, clinical, toxicological, analytical, and quality control data), results, designs, ideas, analyses, methods, techniques, assays, research plans, procedures, tests, processes (including manufacturing processes, specifications and techniques), laboratory records, reports, summaries, and information contained in submissions to, and information received from, regulatory authorities, that are Controlled by **, its Affiliates, JV or Manufacturer as of the Effective Date or during the Term.

1.12 “Law” or “Laws” means the laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any governmental authority (including without limitation the Regulatory Authority).

1.13 “Manufacturer” shall have the meaning set forth in Schedule 1, which shall be amended upon the mutual agreement of the Parties.

1.14 “Patents” means (a) the patents and patent applications listed in Schedule 2, (b) all patents and patent applications related to Products that may be obtained, including the make, use or sale of Products and (c) all patents and patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, foreign counterparts, substitutions or extensions of or to any patent applications or patents described in clauses (a) or (b) of this sentence, that are Controlled by **, its Affiliates, JV or Manufacturer as of the Effective Date or during the Term. The Parties hereby acknowledge that there are no Patents as of the Effective Date; provided, that upon the filing of a Patent application ** shall create a Schedule 2 which shall be updated as necessary.

1.15 “Products” means any product containing ACI as its active chemical ingredient and which is covered by Patents and/or uses Know-How, including, but not limited to the following Products:

(a) “Product A” means a product Developed by **(including by any Affiliate of **or by any Third Party (on behalf of **or its Affiliates)) meeting the specifications set forth in Schedule 1; and

(b) “Product B” means a product Developed by **(including by any Affiliate of ** or by any Third Party (on behalf of **or its Affiliates)) meeting the specifications set forth in Schedule 1.

1.16 “Product Registration” means, with respect to a Product in a particular country or territory, the registration or regulatory approval granted by the applicable governmental authority in such country or territory allowing for such Product to be marketed, distributed, sold or imported there.

1.17 “Regulatory Authority” means the United State’s agency with jurisdiction over Products.

1.18 “Specifications” means, with respect to a Product, the specifications for such Product set forth in the Product Registration or as otherwise agreed to by the Parties.

1.19 “Supply Agreement” means that Amended & Restated Manufacture and Supply Agreement entered into with the JV contemporaneously with this Agreement.

1.20 “Territory” means the United States and all of its states, territories and protectorates.

1.21 “Third Party” means any entity or person other than ** or Fidopharm or their respective Affiliates.

1.22 “Unit” means a ** of Product.

1.23 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Copyrighted Materials	2.3
Costs	11.5
Development Data	4.4(b)
Development Plan	4.2(a)
Effective Date	Preamble
Fidopharm	Preamble
Force Majeure	13.1
Indemnifying Party	10.3
Initial Products	4.1
Initial Term	11.1
**	Preamble
Parties	Preamble
Party	Preamble
Person	1.1
Registration and Commercialization Plan	5.2
ROFN Notice	2.4
Term	11.1
Territory Development	4.7
Territory Development Costs	4.7
Third Party-Patent Infringement Notice	7.4
Trademark	5.3

2. LICENSE GRANT AND OTHER RIGHTS

2.1 Exclusive License.

(a) Subject to the terms and conditions of this Agreement, ** hereby grants Fidopharm an exclusive license, with a right to sublicense, to use the Know-How and under the Patents to, use, make, have made, market, offer for sale and import or export Products in the Field in the Territory. For clarity, Fidopharm’s right to export hereunder shall not include the right to export Product to end-users or commercial distributors outside of the Territory.

(b) Notwithstanding the license grant above, Fidopharm shall not make or have Products made and supplied (other than through the JV) for Commercial Sale in the Territory unless there as been a Failure (as defined in the Supply Agreement).

2.2 Right of Reference. ** hereby grants Fidopharm the right to access, reference and use all data and regulatory filings (including all Product Registrations Controlled by **, its Affiliates, JV and Manufacturer) and regulatory communications associated with any submissions for the Products to the extent permitted under applicable Laws. Where required in order for Fidopharm to obtain such access, ** shall or shall cause the appropriate party to, as soon as reasonably possible (and in any event no later than thirty (30) days from the date of Fidopharm’s request), provide the applicable governmental authority with notice of its consent to such access by Fidopharm in the appropriate form. In the event that ** grants any Third Party any rights in Products, (i) ** shall use its best efforts to ensure that any such Third Party will grant ** a right to access, reference and use any and all data and regulatory filings related to Products and (ii) ** hereby grants Fidopharm a right to access, reference and use any and all data and regulatory filings related to Products which ** has such a right to access; provided, that in any event ** shall ensure that any such Third Party shall be subject to safety and adverse event reporting obligations no less stringent than the terms and conditions contained in Section 8.3 and Fidopharm shall be made aware of any such safety or adverse events within twenty-four (24) hours of ** being informed of such an event. ** reserves the right to use such data worldwide in support of any registration held by it or a Third Party partner.

2.3 Copyrighted Materials. To the extent that ** develops or has developed any manuals, logos, and other copyrighted works for use with Products (individually and collectively, the “Copyrighted Materials”), ** hereby grants Fidopharm a royalty-free, non-exclusive license to use and distribute such Copyrighted Materials in connection with marketing, promoting, selling or importing Products in the Field in the Territory.

2.4 Exclusive Right of First Negotiation. Prior to ** granting to a Third Party a license or similar right (including a co-promotion right or an option to acquire such license or right) to market, offer for sale, import or export one (1) or more products containing ACI (other than Products) in the Field in the Territory, it shall so advise Fidopharm in writing (an “ROFN Notice”). Upon request by Fidopharm within thirty (30) days after its receipt of the ROFN Notice, ** and Fidopharm shall discuss the terms and conditions under which ** would grant to Fidopharm rights to market, offer for sale, import or export such products in the Field in the Territory. If the Parties agree to grant such rights to Fidopharm, including the terms and conditions of such grant, the Parties shall prepare and execute an amendment to this Agreement incorporating such additional rights and terms. If Fidopharm does not so request within the thirty (30) day period after its receipt of the ROFN Notice, or if the Parties do not agree in writing on the terms of such additional grant of rights to Fidopharm within ninety (90) days after the date of the ROFN Notice to Fidopharm, ** shall be free to grant to one or more Third Parties the right to market, offer for sale, import or export such products in the Field in the Territory, on such terms as ** considers appropriate.

3. CONSIDERATION

3.1 Upfront Payment. In partial consideration of the grant of rights under this Agreement and **’s obligations to conduct the Development activities provided hereunder, Fidopharm shall pay ** an upfront payment of five hundred thousand dollars (US$500,000) within fourteen (14) days of the Effective Date.

3.2 Supply Agreement. As further consideration of the grant of rights under this Agreement and its obligations to conduct the Development activities provided hereunder, Fidopharm shall contemporaneously with this Agreement enter into the Supply Agreement.

3.3 No Additional Consideration. ** shall be entitled to no additional consideration for the grant of rights to Fidopharm under this Agreement and **’s obligations to conduct the Development activities other than as provided under this Article 3 and Section 4.7 below.

4. DEVELOPMENT

4.1 Overview. ** shall be primarily responsible, at its sole cost except as otherwise specifically provided herein, for designing and conducting all Development activities necessary to receive Product Registrations for the Product A and Product B (together, the “Initial Products”) in accordance with the Development Plan. Fidopharm shall be responsible, at its sole cost, for submitting the Product Registrations to the Regulatory Authority.

4.2 Development Plan.

(a) The Development of the Initial Products shall be governed by a development plan (the “Development Plan”). The initial Development Plan shall be attached hereto as Schedule 4.2. The Development Plan shall include options for ‘essentially similar’ and complete clinical package registration data routes with costings, timelines, stage payments, ** and other elements to be set forth in the Development Plan.

(b) The Development Plan, together with any updates thereto, shall be prepared and approved as follows from time to time during the Term, each Party shall have the right to propose amendments to and amend the existing Development Plan; provided, that in any event ** shall present Fidopharm an updated Development Plan at least once per calendar year for its review and approval, not to be unreasonably withheld or delayed. Fidopharm shall have a period of twenty-one (21) days from the date that the updated Development Plan is received to provide its approval. If approval or rejection is not provided to ** within such twenty-one (21)-day period, then the Development Plan shall be deemed approved. For purposes of clarity, no change to the Development Plan shall be made without the prior written approval of both Parties.

4.3 Diligence. ** shall carry out the Development activities, in strict accordance with the Development Plan and the timelines set forth therein, necessary for obtaining the Product Registrations as set forth in this Agreement, including generating any additional data necessary to obtain Product Registration specifically for the Territory at Fidopharm’s instruction. Fidopharm shall file the Product Registrations in accordance with the Registration and Commercialization Plan based on the data provided by **.

4.4 Reporting and Data.

(a) Upon request, ** shall promptly, but in no event later than thirty (30) days after such request provide Fidopharm with (i) a summary in reasonable detail of all data generated or obtained from each discrete Development activity performed under the Development Plan, such as any toxicology study, pharmacokinetics study or stability study, (ii) a summary of the Development progress against the projected Development progress set forth in the current Development Plan and (iii) a final report of the results of each Development activity, together with all material supporting data.

(b) ** shall provide Fidopharm copies of all substantive or material information with respect to the Development of Products, including clinical data compiled with respect to Products and all information and data filed with any governmental authority with respect to Products outside of the Territory, as soon as reasonably practicable after such information, data or results become available to or compiled by **, including any drafts and final versions of any study reports (the “Development Data”). Subject to the terms and conditions of this Agreement, Fidopharm shall have the right to use the Development Data or any portion thereof for the purpose of obtaining Product Registrations and commercializing Products in the Territory.

4.5 Compliance with Laws. ** or its agents shall perform its responsibilities under this Article 4, including those set forth in the Development Plan, in accordance with all applicable Laws.

4.6 Access to Records and Facilities. ** shall maintain scientific records, in sufficient detail and in good scientific manner appropriate for obtaining Patents and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of Development under this Agreement. Fidopharm shall be entitled to have access during regular business hours and upon reasonable advance notice, to **’s records and facilities relating to the Development of Products for the purpose of monitoring compliance with all applicable Laws and other applicable regulatory requirements. In all Third Party agreements involving the Development of Products, ** shall require that the Third Parties thereto provide ** with access to such Third Party facilities and all such data generated by Third Parties. Fidopharm shall have the right to inspect such facilities on behalf of ** in the event that:

(a) a specific concern is raised regarding Product by any governmental authority (including the Regulatory Authority);

(b) a routine inspection/audit for Regulatory Authority purposes;

(c) a routine inspection to confirm compliance with the terms of this Agreement, including without limitation, the progress of Product Development; or

(d) a routine inspection/audit for a Fidopharm customer.

For clarity, inspection and audits pursuant to Section 4.6(d) shall be limited to two (2) separate visits in any twelve (12) month period for each specific Third Party; provided, that additional reasonable inspections/audits shall be permitted upon Fidopharm obtaining **’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. All inspection/audit costs shall be borne by the Party incurring such costs.

4.7 Territory Specific Development. To the extent that additional Development is necessary solely to obtain the Product Registration in the Territory (“Territory Development”), ** shall supplement the current Development Plan with a budget setting forth the reasonable costs for conducting the Territory Development specific activities (“Territory Development Costs”) and shall submit such supplement to Fidopharm for its consent and upon approval of such Territory Development Costs by Fidopharm, Fidopharm shall reimburse such costs as they are incurred.

5. PRODUCT REGISTRATION AND COMMERCIALIZATION

5.1 Product Registration. Fidopharm shall, at its sole expense, use commercially reasonable efforts to obtain and maintain Product Registrations in accordance with the Registration and Commercialization Plan. Fidopharm shall be the sole owner of all Product Registrations in the Territory. For clarity, Fidopharm shall have the sole right in determining whether or not to obtain and/or maintain any specific Product Registration in the Territory.

5.2 Registration and Commercialization Plans. No less than thirty (30) days prior to first Commercial Sale Fidopharm shall provide an annual development plan for its activities in order to obtain Product Registrations and after first Commercial Sale Fidopharm shall provide an annual commercialization plan for its efforts to commercialize Products (the “Registration and Commercialization Plan”). Fidopharm shall update the Registration and Commercialization Plan annually and shall provide such updated plan to ** not later than thirty (30) days before start of each year. The Registration and Commercialization Plan description shall be agreed between the Parties.

5.3 Trademarks. Fidopharm shall have the sole right to determine the trademark(s) or trade name(s) that Fidopharm shall adopt for use with Products (the “Trademark”). All goodwill generated through the use of Trademarks by Fidopharm shall inure to the benefit of Fidopharm. Fidopharm shall own all Trademarks and shall register and maintain such Trademarks at its sole cost and discretion.

5.4 Cooperation. ** shall provide (a) reasonable cooperation and support to Fidopharm in connection with maintenance of the Product Registration and (b) all information (including Confidential Information) that is reasonably required for the Development and/or commercialization of Products. Subject to Article 9, Fidopharm may use such Confidential Information solely for the purpose of Developing and commercializing Products.

5.5 Reporting. Each Party shall keep the other Party informed of developments known by it that would reasonably be expected to have a material adverse effect on any Product or Product Registration, including, but not limited to, the general regulatory strategy for Products in the Territory.

6. SUPPLY OF PRODUCTS.

6.1 Supply Agreement. Contemporaneously with the execution of this Agreement Fidopharm shall enter into the Supply Agreement with the JV. Pursuant to the terms of the Supply Agreement, the JV shall supply Fidopharm’s requirements of Products. Notwithstanding the foregoing, as between Fidopharm and **, in the event of a conflict between the Supply Agreement and this Agreement, Fidopharm’s rights in regards to the licenses (and any other intellectual property related to the Products) and Product Registrations related to the Products shall be governed solely by the terms of this Agreement.

6.2 Technology Transfer. In the event that there is a Failure (as defined in the Supply Agreement) or if this Agreement is terminated pursuant to Section 11.2(b), 11.3 or 11.4, (a) the restrictions set forth in Section 2.1(b) of this Agreement shall no longer be applicable (which for clarity, means that Fidopharm shall have the right to manufacture, or have manufactured, Product itself or by a Third Party) and (b) ** shall undertake, and/or, as necessary, cause the JV and Manufacturer to undertake, an immediate transfer to Fidopharm or its designee of all technology and Know-How necessary, useful or used to manufacture Products. ** shall also make available, or cause to be made available any individuals who may be useful implementing the manufacturing processes related to Products.

7. PATENTS

7.1 Prosecution and Maintenance of Patents. ** will prosecute and maintain the Patents at its sole cost in the Territory, using counsel of its choice reasonably acceptable to Fidopharm and shall not abandon any Patent without the prior written consent of Fidopharm. During the Term, ** pursuant to this Section 7.1 shall copy Fidopharm, or have Fidopharm copied, on all material or substantive documents regarding Patents, which are received from or to be filed in any patent office in the Territory, promptly following receipt from the patent office and within a reasonable time prior to filing with the patent office (but not less than thirty (30) days), as applicable, including copies of each patent application, office action, response to office action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension and request for reexamination. Fidopharm shall have the right to comment on the prosecution of such Patents and provide such comments to **’s patent counsel, and ** shall consider all such comments in good faith. For the purposes of this Section 7.1, “prosecute and maintain” means, with respect to a patent, the preparing, filing, prosecuting and maintenance of such patent, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings and appeals thereof with respect to a patent, but shall not include enforcement litigation or the defense of declaratory judgment actions. Also, as used in this Section 7.1, to “abandon” particular Patent shall include deciding not to defend against an opposition, not to defend an interference or similar proceeding, not to pursue an appeal of an adverse decision or not to pursue particular claims, in each case with respect to such Patent in the United States Patent & Trademark Office.

7.2 Notification of Infringement. The Parties shall promptly inform each other of any information that comes to their attention involving (a) actual or apparent infringements or misappropriations of the Patents, by any Third Party in the Territory, or (b) claims of alleged infringement made by any Third Party against either Party or its respective Affiliates or sub-licensees resulting from the Development, manufacture, import, offer for sale, sale or use of Products.

7.3 Enforcement Against Third Parties.

(a) Notice. If either Party reasonably believes that a Third Party is conducting any activities in the Territory that may constitute actual or potential infringement of the Patents, such Party shall promptly notify the other Party of such activities.

(b) Fidopharm’s First Right to Enforce. Except as otherwise agreed, Fidopharm shall have the first right to bring and control any action or proceeding under such Patents in respect to an alleged infringement occurring in the Territory. If Fidopharm fails to bring an action or proceeding with respect to an alleged infringement occurring in the Territory within one-hundred-twenty (120) days following a request by ** to do so, ** shall have the right to bring and control any such action or proceeding with respect to such Patents.

(c) Cooperation. The Parties shall reasonably cooperate with each other in all actions or proceedings described in this Section 7.3, to the extent pertaining to an alleged infringement. The non-controlling Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation (including any necessary use of its name) required to prosecute such litigation; provided that the controlling Party shall reimburse the non-controlling Party for out-of-pocket expenses reasonably incurred in providing such cooperation at the controlling Party’s request. The non-controlling Party will be entitled to be represented by counsel of its own choice at its own expense.

(d) Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 7.3, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (ii) second, the remainder shall be kept by the controlling Party.

7.4 Alleged Infringement of Third Party’s Patents. In the event that either Party is named as a defendant in any legal or other action or proceeding, including any settlement or negotiation, or learns of any threatened action or proceeding with respect to any alleged infringement of a Third Party patent or other proprietary right as a result of Developing, manufacturing, importing, offering for sale, selling or using Products such Party will promptly notify the other Party in writing (a “Third Party-Patent Infringement Notice”). The Parties will closely coordinate regarding any infringement, or alleged infringement, of Third Party rights related to Products; provided, that in the Territory, Fidopharm shall have the first right but not the obligation to defend any action brought by, or negotiate a settlement with, a Third Party claiming any infringement or potential infringement by Products of such Third Party’s rights. In the event that Fidopharm elects not to, or fails to, initiate any defense or settlement within one-hundred-twenty (120) days following its receipt of a Third Party-Patent Infringement Notice, ** shall have the right to take such steps as may be considered necessary or appropriate by ** to defend such infringement claim. Each Party shall render such reasonable assistance as may be requested by the defending Party in connection with such infringement actions. If one Party requests the other Party’s reasonable assistance in connection with such infringement claims or actions, the requesting Party shall reimburse the other Party for such direct, out-of-pocket expenses as are reasonably incurred during the course of its providing such requested assistance.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1 ** Representations, Warranties and Covenants. ** hereby represents, warrants and covenants to Fidopharm as follows:

(a) The execution and delivery by ** of this Agreement and the performance by ** of its obligations hereunder have been duly authorized by all necessary corporate action on the part of **, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which ** is a party.

(b) Except as set forth herein, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of ** in connection with the valid execution, delivery and performance of this Agreement.

(c) ** is and will be in compliance through the term of this Agreement in all material respects with all Laws applicable to its performance under this Agreement.

(d) There is no action or proceeding pending or threatened against ** that questions the validity of this Agreement or any action taken by ** in connection with the execution of this Agreement.

(e) In regards to intellectual property:

(i) ** has not knowingly infringed any Third Party patent rights in developing Products. In the event that ** becomes aware of any Third Party patents rights being infringed, or potentially being infringed, by the development, manufacture or commercialization of a Product, ** shall notify Fidopharm of such infringement or potential infringement within twenty-four (24) hours of gaining such knowledge.

(ii) as of the Effective Date, there are no pending proceedings in any court or arbitration, administrative or other tribunal which are concerned with the validity or ownership of any of the Patents or Know-How. Without derogation from the foregoing, there are no oppositions, revocation, cancellation, invalidation or rectification proceedings pending in relation to any of the Patents or Know-How in any court. No Third Party has notified ** or any ** Affiliate of its intention to bring any such proceedings.

(iii) ** has not and no ** Affiliate has received any written complaints or threats and there are no pending proceedings or claims, alleging that the exploitation of the Patents or Know-How infringe or would infringe the intellectual property rights of any Person;

(iv) Details of the Patents are set out in Schedule 2 and all the details are correct. Without derogation from the generality of the foregoing, the Patents are subsisting and all applications for Patents indicated in Schedule 2 as pending are pending. The legal and beneficial owner or applicant for registration of each of the Patents specified in Schedule 2 is correctly stated;

(v) The Patents and Know-How are the only intellectual property rights owned by, licensed to or used by ** or its Affiliates in relation to Products and to the best of **’s knowledge no intellectual property rights other than the Patents or Know-How are required in order to Develop, manufacture, use, import and/or sell or commercialize Products in the Territory;

(vi) All actions required to be taken before the Effective Date for the prosecution and maintenance of the Patents (including all applicable fees due and payable before such date) have been taken or paid; and

(vii) The Patents are not and, during the Term, will not become subject to any encumbrance or lien in favor of any Third Party that is inconsistent with or otherwise restricts the rights and sublicenses granted to Fidopharm hereunder.

(f) In regards to Development:

(i) ** **

(ii) All trials related to Products have been carried out and will be carried out in accordance with all relevant Laws;

(iii) Neither ** nor any ** Affiliate is engaged in any litigation, opposition or arbitration proceedings affecting or relating to Products, the Patents, Know-How (including but not limited to claims relating to product liability) as plaintiff or defendant and there are no such proceedings pending or threatened by or against ** or any ** Affiliate and ** is not aware of facts or circumstances likely to give rise to any such proceedings; and

(iv) No injunction has been granted against ** or its Affiliates in connection with Products, the Patents or Know-How.

(g) Neither ** or any ** Affiliate has nor will provide (directly or indirectly) any Third Party access or rights to use its Know-How (including, without limitation, use of any data or under any Patents) for Development, regulatory approval or commercialization of any product containing Active A at a concentration range between **and **weight/volume.

(h) As of the Effective Date, neither it nor its Affiliates has been debarred or is subject to debarment and neither ** nor any of its Affiliates will use in any capacity, in connection with the Development or commercialization of Products, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is subject of a conviction described in such section. Further, ** agrees to inform Fidopharm in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to the best of **’s knowledge, is threatened, relating to the debarment of **, its Affiliates or any Person used in any capacity by ** or its Affiliates in connection with the Development or commercialization of Products.

8.2 Fidopharm Representations and Warranties. Fidopharm hereby represents and warrants to ** as follows:

(a) The execution and delivery by Fidopharm of this Agreement and the performance by Fidopharm of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Fidopharm, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Fidopharm is a Party.

(b) Except as set forth herein, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Fidopharm in connection with the valid execution, delivery and performance of this Agreement, where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of Fidopharm to meet its obligations hereunder.

(c) Fidopharm is and will be in material compliance throughout the Term with all of the applicable Laws relating to Products in the Territory.

8.3 Regulatory Cooperation.

(a) The Parties shall disclose to each other all reports or other knowledge they receive with respect to adverse experiences, and reports of mislabeling, stability failures or microbiological contamination.

(b) In addition to and without limiting the requirements of Section 8.3(a) above, Fidopharm and ** agree, throughout the duration of this Agreement, to notify the other Party immediately of any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidents, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of Products, whether or not determined to be attributable to Products. Each Party shall cooperate with the other to resolve any complaints received by either Party with respect to Products.

(c) Each of Fidopharm and ** shall promptly deliver to the other all material correspondence that such Party may receive, directly or indirectly, from regulatory authorities in jurisdictions where such Party (or its sublicensees, distributors, or sub-distributors) has rights to market Products, except for procedural, nonsubstantive communications which do not relate to the safety or efficacy of Products. Fidopharm and ** shall also immediately notify the other Party about any information such Party receives regarding any threatened or pending action by a governmental agency that may affect the safety and efficacy claims of Products or the continued marketing, promotion, distribution, sale or manufacture of Products. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action, provided that nothing contained herein shall be construed as restricting either Party’s right to make a timely report of such matter to any governmental or regulatory agency or take other action that it deems to be appropriate or required by applicable law or regulation. It is Fidopharm’s responsibility to report adverse events in accordance with local Laws and requirements to governmental or regulatory agencies in the Territory.

(d) Without limiting the foregoing, it is also understood that each Party may notify any of its Affiliates, licensees, distributors or sub-licensees of any incident or event reported by either Party under this Section 8.3. In addition, each Party shall, and shall require its respective Affiliates to: (i) to the extent permissible under time constraints and reporting requirements, provide to the other Party in advance of initial or periodic submission to the applicable regulatory authorities any and all adverse event reports from clinical trials and commercial experiences with Products; (ii) provide such adverse event reports to the other Party contemporaneously with the provision of such reports to the applicable regulatory authority; and (iii) adhere to all requirements of applicable Laws which relate to the reporting and investigation of adverse events and keep the other Party informed of such events. If a Party contracts with a Third Party for any research to be performed by such Third Party on Products, that Party shall require such Third Party to report to the contracting Party the information set forth above.

8.4 Compliance with Laws. Both Parties shall comply in all material respects with all applicable Laws with respect to the supply, Development, testing, marketing, promotion, storage, import, distribution and sale of Products.

9. CONFIDENTIALITY

9.1 Confidentiality; Nondisclosure; Nonuse. During the Term, and for ten (10) years after the termination of this Agreement, each Party shall keep confidential the other Party’s Confidential Information and, except as expressly permitted herein, shall not disclose such Confidential Information to any Third Party in any manner whatsoever, in whole or in part, without first obtaining the other Party’s prior written consent to such disclosure. The standard of care required of each Party in protecting the confidentiality of the other Party’s Confidential Information shall be at least as strict as the same standard of care that the receiving Party uses in protecting its own Confidential Information, but in no event shall either Party use less than a reasonable standard of care. Neither Party shall use any Confidential Information of the other Party for any purpose other than to perform its obligations under this Agreement or as otherwise authorized under this Agreement. The receiving Party shall ensure that its employees, representatives, and agents comply with this provision, and shall be responsible for any breach by such employees, representatives, or agents.

9.2 Exception to Confidential Information. The foregoing obligations of confidentiality, nondisclosure and nonuse shall not apply to any Confidential Information (a) which is now public knowledge or which hereafter becomes public knowledge through no breach of this Agreement by the receiving Party; (b) which the receiving Party received without restriction from an independent Third Party; (c) which the receiving Party can demonstrate was already in its possession at the time of receipt from the disclosing Party and not subject to another agreement between the Parties; or (d) which the receiving Party can demonstrate was independently developed by the receiving Party in the course of work by the officers, directors, employees, consultants or agents of itself or of its Affiliates, subsidiaries or related companies without the aid, use or application of Confidential Information of the disclosing Party.

9.3 Notification of Mandatory Disclosure. Each Party may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable Laws or required by governmental authorities or pursuant to a court order or otherwise submitting information to governmental authorities in connection with clinical trials or applying for Product Registrations, negotiating or making a permitted sublicense or otherwise exercising its rights hereunder; provided that if a Party is required under applicable Laws or court order to make any such disclosure of the other Party’s Confidential Information, it shall (i) give prompt written notice to the disclosing Party of the proposed disclosure, and allow the disclosing Party at least fourteen (14) business days to object to all or any portion of the disclosure before it is disclosed; (ii) provide written notice of disclosure immediately thereafter, if advance notice is not possible; (iii) minimize the extent of such disclosure, to the extent possible; and (iv) seek confidential treatment of such information prior to its disclosure, it being understood that any information so disclosed shall otherwise remain subject to the limitations on use and disclosure hereunder.

9.4 Patent Application Filing. Notwithstanding anything to the contrary, if a disclosing Party has not filed a necessary Patent application with respect to any applicable Confidential Information, it may require the receiving Party to delay the proposed authorized or required disclosure (to the extent the disclosing Party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

9.5 Permitted Disclosure to Third Parties. Except as expressly permitted in this Agreement, neither Party shall disclose this Agreement or any terms of this Agreement to any Third Party without the prior written consent of the other Party; except that such consent shall not be required for disclosure to actual or prospective investors, collaboration partners or the other party in a proposed investment, merger, acquisition or a similar transaction, or to a Party’s accountants, attorneys and other professional advisors (provided that such disclosures shall be subject to continued confidentiality obligations at least as strict as is set forth herein). To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or NASDAQ regulation or any governmental authority, including without limitation the U.S. Securities and Exchange Commission, such Party shall promptly inform the other Party thereof. Prior to making any such filing, registration or notification, the Parties shall agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

10. INDEMNIFICATION AND INSURANCE

10.1 **’s Indemnification Obligations. ** shall indemnify and hold Fidopharm harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees) or damages which arise from breach by ** of any of its representations, covenants, warranties or obligations set forth herein, including, without limitation, any claims in connection with (i) failure of Products supplied by ** to meet the Specifications, or (ii) any breach of its representations, warranties or covenants hereunder, except to the extent such damages are caused by or arise from (x) the gross negligence or willful misconduct of Fidopharm; or (y) any matter as to which Fidopharm has agreed to indemnify ** hereunder.

10.2 Fidopharm’s Indemnification Obligations. Fidopharm shall indemnify and hold ** harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees) or damages which arise from the breach by Fidopharm of any of its representations, covenants, warranties or obligations set forth herein or from the marketing, sale or distribution of Products by Fidopharm and its Affiliates, distributors and permitted sublicensees, except to the extent such damages were caused by or arise from (i) the gross negligence or willful misconduct of **; or (ii) any matter as to which ** has agreed to indemnify Fidopharm hereunder.

10.3 Indemnification Procedure.

(a) Promptly after the receipt by any Party hereto of notice of (a) any claim or (b) the commencement of any action or proceeding, such Party shall, if a claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to Section 10.1 or 10.2 hereof (the “Indemnifying Party”), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option, to compromise or defend, subject to Section 10.3(c) below, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification. Such notice, and the opportunity to compromise or defend, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification provisions of Section 10.1 or 10.2. In the event that any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Party seeking indemnification of its intention to do so, and the Party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the indemnified Party shall have the right, at its own expense, to participate in the defense of such asserted liability, provided, that the Indemnifying Party’s counsel shall make all final decisions concerning the defense or, subject to Section 10.3(c) below, compromise or settlement of such litigation.

(b) Each of the Parties hereto shall be entitled to be represented at any proceedings brought against the other Party under this Article 10 by its own counsel, at its own expense, and shall cooperate fully with the other Party in any such proceeding, provided it is adequately reimbursed for its out-of-pocket costs and expenses, excluding attorneys’ fees.

(c) Neither Party may settle a claim described in this Article 10 in a manner which would impose upon the other Party any monetary obligation or require such other Party to submit to an injunction or otherwise limit its rights, in each case, without the prior written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

10.4 Insurance. The Parties shall each maintain insurance in amounts commercially reasonable for the veterinary pharmaceutical industry commensurate with their rights and obligations hereunder.

11. TERM AND TERMINATION

11.1 Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for ten (10) years after the first Commercial Sale (the “Initial Term”) unless earlier terminated pursuant to this Article 11. At the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive five (5) year periods (the Initial Term and all such renewal periods, the “Term”) unless written notice of non-renewal is provided by Fidopharm to ** at least sixty (60) days prior to the applicable renewal date.

11.2 Termination by Fidopharm.

(a) Fidopharm shall have the right to terminate this Agreement without cause and without penalty upon ninety (90) days prior written notice to **, provided, that such period shall be extended for a reasonable period (not to exceed another sixty (60) days) in order to effect the transfer of Product Registrations pursuant to Section 11.6(e). For clarity, any early, without cause termination by Fidopharm ahead of Product registration deems all fees / costs paid to ** as not refundable. Should such a termination by Fidopharm occur during the implementation of the Development Plan, Fidopharm shall be liable for all reasonable non-cancelable ongoing costs, solely in regards to the Territory, necessary to complete the then current Development activities; provided, that ** shall immediately terminate such ongoing commitments as soon as possible and shall not incur any non-necessary expenses in effectuating such termination.

(b) In the event that Fidopharm terminates the Supply Agreement pursuant to Section 12.2 or 12.3 therein, Fidopharm shall have the right to terminate this Agreement immediately and without penalty upon written notice to **.

11.3 Termination for Breach. In the event of any material default by either Party in the performance of any of the terms and conditions of this Agreement, the other Party may terminate this Agreement upon ninety (90) days’ written notice; provided that (i) if during such ninety (90) day period the Party against whom the material default is claimed cures such default, (ii) if such breach cannot be cured within such ninety (90) day period, such Party takes reasonable steps to commence and proceeds diligently thereafter to cure such default and, in fact, cures such default within a reasonable period of time, or (iii) if such default is cured in any other manner satisfactory to the other Party as a substitute for full performance, then this Agreement will continue in full force and effect until it expires as provided herein.

11.4 Termination for Bankruptcy, etc. Either Party shall be entitled to terminate this Agreement immediately:

(a) if any creditor of the other Party or any other person levies or attempts to levy any distress, execution, sequestration or other process over the business assets of the other Party or an encumbrancer takes or attempts to take possession of the business or assets of the other Party;

(b) if a petition shall be presented for the winding up of the other Party or if a meeting is convened for the purpose of passing a resolution for the winding up of the other Party;

(c) if a receiver, administrative receiver, manager, trustee or administrator shall be appointed over all or any part of the business or assets of the other Party;

(d) if the other Party or any director or creditor of such other Party shall present a petition to the court for an administrative order in respect of such other Party;

(e) if the other Party shall convene a meeting of its creditors or shall make any proposal for or enter into any compromise, composition or scheme of arrangement with its creditors or make any assignment for the benefit of its creditors;

(f) if the other Party shall be deemed to be unable to pay its debts within the meaning of any relevant insolvency law or any relevant insolvency decree or regulation (or any statutory amendment or reenactment thereof); or

(g) if any event analogous to the foregoing shall occur under the laws of any relevant jurisdiction.

11.5 Termination for Failure. In the event ** fails to provide (a) the necessary technical and regulatory batches needed for Product Registration in the Territory for the Initial Products within the agreed to timeline in the Development Plan; or (b) provide by December 31, 2008 (i) shelf life data under accelerated conditions demonstrating **-month and **-month accelerated stability for Product A and Product B and (ii) clinical efficacy of Product B, each from an independent lab reasonably acceptable to Fidopharm, and reasonable acceptability of **of Product A and Product B ** by Fidopharm based on commercial viability of Products, Fidopharm shall have the right to terminate this Agreement immediately and upon such termination ** shall reimburse any payments made to it under this Agreement and one hundred percent (100%) of the cost and expenses expended by Fidopharm to Develop, register and commercialize Products in the Territory up to five hundred thousand dollars ($500,000), including all costs and expenses for obtaining the Product Registrations (together with the upfront payment, the “Costs”); provided, that in the event ** has accomplished (x) subsection (i) of Section (b) above, the reimbursement shall be reduced by forty percent (40%) of the Costs, and/or (y) subsection (ii) of Section (b) above, the reimbursement shall be reduced by another forty percent (40%) of the Costs and/or (z) Section (a) above, the reimbursement shall be reduced by another twenty (20%) of the Costs.

11.6 Effect of Expiration or Termination.

(a) No expiration or termination of this Agreement pursuant to this Article 11 shall relieve either Party of obligations accrued to such date of expiration or termination or of obligations which continue by the terms hereof beyond such expiration or termination, including, but not limited to, any payment obligations hereunder. Articles 1, 9, 10 and 13 and Sections 2.4, 5.3, 6.2, 8.1, 8.2 and this Section 11.6 shall survive the termination or expiration of this Agreement

(b) In the event that this Agreement expires or is terminated pursuant to Section 11.2(b), 11.3 or 11.4 the licenses granted hereunder to Fidopharm shall become irrevocable, royalty-free, non-exclusive licenses, with the right to grant sublicenses, to market, promote and sell Products in the Field in the Territory.

(c) Within thirty (30) days following the termination of this Agreement, each Party shall destroy, delete (as to Confidential Information stored in electronic format) or return to the other Party all Confidential Information of the other Party, and shall provide the other Party written certification of such destruction or return.

(d) After termination of this Agreement, Fidopharm shall cease using or selling Products pursuant to the license grant herein (for clarity, the preceding shall not limit Fidopharm’s rights pursuant to the licenses granted under Section 11.6(b)); provided, however, that Fidopharm may continue to sell in the ordinary course of business for a period of twelve (12) months reasonable quantities of Products which are manufactured and in Fidopharm’s normal inventory at the date of termination; provided that such Product had been ordered in-line with Fidopharm’s forecast.

(e) In the event of termination of this Agreement by Fidopharm pursuant to Section 11.2(a), Fidopharm shall (i) transfer to ** all rights, title and interests in and to the Product Registration and (ii) take such other steps requested by **, all of the foregoing at **’s sole cost and expense, to effect the transfer. Fidopharm will provide all reasonable support, at **’s reasonable cost, to facilitate the transfer of such Product Registrations in a timely manner.

12. INJUNCTIVE RELIEF AND DISPUTE RESOLUTION

12.1 Equitable Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief or the ordering of specific performance in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of or failure to perform its obligations under this Agreement.

12.2 Dispute Resolution. In the event the Parties are unable to resolve any controversy or claim arising from this Agreement (“Dispute”), the Parties will submit such Dispute to arbitration under the rules of the American Arbitration Association, as the same may be amended by mutual agreement of the Parties. The Dispute shall be submitted to an expert panel in the pertinent field for binding arbitration. Such expert panel may be mutually agreed by the Parties, but if no such agreement is reached within ten (10) days after the written notice from one Party to the other, then each Party shall promptly select one expert, and those two (2) shall select a third expert, the three (3) of whom shall comprise the expert panel. The arbitrator(s) shall determine what discovery will be permitted, based on the principle of limiting the cost and time which the parties must expend on discovery; provided, the arbitrator(s) shall permit such discovery as they deem necessary to achieve an equitable resolution of the dispute. Both Parties will cooperate in providing fully to each other all requested information and documents relating to the arbitration proceedings, except for information and documents subject to any privilege. The place of any arbitration proceedings shall be New York, New York or such other location as the Parties may mutually agree. During the arbitration proceedings, except for the matter that is in dispute and under arbitration, this Agreement shall continue to be implemented by both Parties. Unless the expert panel for good cause determines otherwise, each Party shall bear one-half of the fees and expenses of the experts and shall bear its own costs and attorneys’ fees in connection with the arbitration proceeding; provided that the arbitrator(s) may in their discretion award to the prevailing party the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The provisions of this subsection shall not prohibit either Party from seeking equitable relief to restrain any breach or threatened breach of this Agreement at any time in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

13. MISCELLANEOUS

13.1 Force Majeure. Neither Party hereto shall be liable for damages, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such Party’s performance hereunder (other than the payment of monies due and owing to a Party under this Agreement) if such default or delay is caused by acts of God, acts of public enemies, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, epidemics, labor disputes or strikes, or failure of public utilities (“Force Majeure”). Each Party shall endeavor to resume its performance hereunder as soon as reasonably possible if such performance is delayed or interrupted by reason of Force Majeure.

13.2 Further Assurances. Each of the Parties shall, from time to time during the term of this Agreement, upon request by the other, execute and deliver all such further documents or instruments as may be required in order to give effect to the purpose and intent of this Agreement.

13.3 Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party, provided, that either Party may assign this Agreement without the prior written consent of the other Party (a) to an Affiliate or (b) to a party in connection with the sale or transfer of substantially all of its assets with respect to the business to which this Agreement is related to such party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 13.3 shall be void. No assignment shall relieve either Party of responsibility for the performance of any accrued obligation that such Party then has hereunder.

13.4 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA, without giving effect to its principles of conflicts of laws. The Parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, federal and state courts of competent jurisdiction in the State of Delaware in any litigation or dispute arising out of this Agreement. The prevailing party in any dispute or legal action regarding the subject matter of this Agreement shall be entitled to recover attorney’s fees and costs.

13.5 Notices. Any notice, request or other communication required or permitted by this Agreement to be given by any Party to another Party shall be in writing and either mailed by registered or certified mail, return receipt requested, by express delivery service or by facsimile transmission, addressed to such Party, Attention: the Managing Director, at its address indicated in the preamble or to such other address as such Party previously may have designated by like written notice. Notice shall be deemed to have been given upon receipt. Facsimile transmission numbers for the Parties are as follows:

If to Fidopharm: Fidopharm, Inc. 777 Township Line Road, Suite 170 Yardley, PA 19067 United States of America Attn: ** Tel: Fax:	with a copy to: Morgan, Lewis & Bockius 1701 Market Street Philadelphia PA, 19103 United States of America Attn: Fahd M.T. Riaz, Esq. Tel: (215) 963-5372 Fax: (215) 963-5001

If to **: ** **	with a copy to: **

13.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings regarding the subject matter hereof or in conflict with its terms, including but not limited to, the License and Development Agreement entered into by the Parties on February 15, 2008. This Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.

13.7 Amendments; Waivers. No modification of any of the terms of this Agreement shall be deemed valid unless it is in writing and signed by the Party against whom such modification is sought to be enforced. The failure of either Party to insist upon the strict performance of any term of this Agreement or the waiver by either Party of any breach under this Agreement shall not prevent the subsequent strict enforcement of such term nor be deemed a waiver of any subsequent breach.

13.8 Severability. In the event any court declares illegal or unenforceable, as written or applied, any provision of this Agreement, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect as if such provision had been deleted or made inapplicable to the situations to which such provision cannot be legally applied. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

13.9 Independent Contractors. Each Party is an independent contractor under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute ** or Fidopharm as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party, or to bind the other Party to any other contract, agreement or undertaking with any Third Party or Affiliate.

13.10 Counterparts. This Agreement may be executed by fax and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

*** Remainder of Page Intentionally Left Blank; Signature Page Follows ***

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

FIDOPHARM, INC.

/s/ **
Name: **
Title: President & CEO

/s/ **
Name: **
Title: CEO

SCHEDULE 1

**

SCHEDULE 2

Patents

No Patents exist as of the Effective Date.

SCHEDULE 4.2

**